Exhibit 99.1
bluebird bio Completes Planned Business Separation
Company to focus on gene therapies for severe genetic diseases
Three near-term programs positioned to deliver significant commercial and patient impact
Spotlight investor call on bb1111 product candidate for sickle cell disease scheduled for November 18
CAMBRIDGE, Mass. — (BUSINESS WIRE) — Nov. 4, 2021— bluebird bio, Inc. (NASDAQ: BLUE) today announced the company has completed the tax-free spin-off of its oncology programs and portfolio into 2seventy bio, Inc., an independent, publicly-traded company. bluebird bio will continue its work focused on severe genetic disease, with three near-term opportunities to bring transformative gene therapies to patients and their families in the U.S. 2seventy will begin regular-way trading on the NASDAQ under the stock ticker symbol “TSVT” on November 5, 2021. bluebird bio will continue to trade under the stock ticker symbol “BLUE.”
“Over more than a decade, bluebird bio has set the standard for gene therapy and with more than 485 patient years of experience, we have amassed the largest and deepest ex-vivo gene therapy data set in the world,” said Andrew Obenshain, chief executive officer, bluebird bio. “As a dedicated severe genetic disease company, we are prepared to unlock the full value of our pipeline through the anticipated launch of three, first-in-class therapies for patients with sickle cell disease, β-thalassemia and cerebral adrenoleukodystrophy, and to realize the potential of gene therapy to transform lives for patents and their families now and in the future.”
bluebird bio is led by an experienced team composed of tenured bluebird leaders and recent additions, focused on executing against a clear strategy to develop and commercialize the company’s lentiviral vector gene therapies and to deliver with increased fiscal discipline.
In September 2021, bluebird announced that it had submitted a biologics licensing application to the U.S. Food and Drug Administration for betibeglogene autotemcel (beti-cel) for patients with β-thalassemia who require regular red blood cell transfusions. The BLA filing for elivaldogene autotemcel (eli-cel, Lenti-D®) for patients with cerebral adrenoleukodystrophy (CALD) is on track for the end of 2021.
bluebird bio will host a spotlight and regulatory update on its bb1111 (LentiGlobin® for Sickle Cell Disease) product candidate, an investigational lentiviral vector gene therapy for sickle cell disease, for analysts and investors on Thursday, November 18, 2021, at 8:00 am ET. Investors may listen to the call by dialing (833) 857-1010 from locations in the United States or +1 (929) 517-0312 from outside the United States. Please refer to conference ID number 5780005.
About bluebird bio, Inc.
bluebird bio is pursuing curative gene therapies to give patients and their families more bluebird days.
With a dedicated focus on severe genetic diseases, bluebird has industry-leading clinical programs for sickle cell disease, β-thalassemia and cerebral adrenoleukodystrophy and is advancing research to apply new technologies to these and other diseases. We custom design each of our therapies to address the underlying cause of disease and have developed in-depth and effective analytical methods to understand the safety of our lentiviral vector technologies and drive the field of gene therapy forward.
Founded in 2010, bluebird has the largest and deepest ex-vivo gene therapy data set in the world—setting the standard for the industry. Today, bluebird continues to forge new paths, combining our real-

world experience with a deep commitment to patient communities and a people-centric culture that attracts and grows a diverse flock of dedicated birds.
bluebird bio, LentiGlobin and Lenti-D are trademarks of bluebird bio, Inc.
Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to: statements about the strategic plan of bluebird bio; timing for regulatory submissions and marketing authorizations; and the benefits that bluebird bio expects to realize from the separation. Applicable risks and uncertainties include those related to the possibility that we may not achieve the expected benefits of the separation, and that the separation could harm or disrupt our business, results of operations and financial condition; the risk that dedicated financial and/or strategic funding sources may not be available on favorable terms; the risk that the separation may adversely impact bluebird bio’s ability to attract or retain key personnel; the risk that our BLAs will not be accepted for filing by the FDA on the timeline that we expect, and the risk that we do not receive regulatory approval for our product candidates on the timeline that we expect, or at all; and the risk that we are unable to manage our operating expenses or cash use for operations. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.
Investors & Media

Investors:
Courtney O’Leary, 978-621-7347
coleary@bluebirdbio.com

or

Media:
Sarah Alspach, 857-299-6198
sarah.alspach@bluebirdbio.com

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